Exhibit 10.15

DATE:    November 10, 2010
TO:    SYMBION, INC.
Attention:    Teresa Sparks

FROM:    Goldman Sachs Bank USA
SUBJECT:    Swap Transaction
OUR REF NO:    LTAA1771816478.4 / 00604509001

The purpose of this communication is to set forth the terms and conditions of the above referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman Sachs Bank USA (“GS Bank USA”), guaranteed by the Goldman Sachs Group, Inc. (“Goldman Group”), and SYMBION, INC.(“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Swap Agreement specified below.

1.
This Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the “Definitions”), published by the International Swaps and Derivatives Association, Inc. This Confirmation supplements, form s a part of and is subject to the ISDA master Agreement dated as of October 29, 2910 as amended and supplemented from time to time (the “Swap Agreement”) between GS Bank USA and Counterparty. All provisions contained in, or incorporated by reference to, the Swap Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between this Confirmation, the Definitions, or the Swap Agreement, as the case may be, this Confirmation will control for purposes of the Transaction to which this Confirmation relates.

2.	The terms of the Transaction to which this Confirmation relates are as follows:
Notional Amount:    USD 100,000,000.00
Trade Date:    November 2, 2010
Effective Date:    December 31, 2010
Termination Date:    December 31, 2012, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Amounts:
Floating Rate Payer:    GS Bank USA
Floating Rate Payer Payment Dates:    Monthly, on the last day of each month, commencing on January 31, 2011 and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate Option:    USD-LIBOR-BBA
Floating Rate Designated Maturity:    1 Month
Floating Rate Spread:    None
Floating Rate Reset Dates:    The first day of each Calculation Period.
Floating Rate Day Count Fraction:    Actual/360

Floating Rate Period End Dates:    Adjusted in accordance with the Modified Following Business Day Convention.
Fixed Amounts:
Fixed Rate Payer:    Counterparty
Fixed Rate Payer Payments Dates:    Monthly, on the last day of each month, commencing on January 31, 2011 and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Rate:    0.8525%
Fixed Rate Day Count Fraction:    Actual/360
Fixed Rate Period End Dates:    Adjusted in accordance with the Modified Following Business Day Convention.
Business Days:    New York and London
Calculation Agent;    GS Bank USA

3.	Additional Provision: None

4.	Credit Support Documents: Standard Guaranty of The Goldman Sachs Group, Inc.

5.	Offices:

(a).	The Office of GS Bank USA for the Transaction is 200 West Street, New York, New York 10282.

(b).	The Office of Counterparty for this Transaction is 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

6.
Counterparty hereby agrees (a) to check this Confirmation (Reference No.: LTAA1771816478.4) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between GS Bank USA and Counterparty with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to Swap Administration, facsimile number 212-902-5692.

Very truly yours,
GOLDMAN SACHS BANK USA

By: /s/ James T Gavin
Name: James T. Gavin

Agreed and Accepted by:
SYMBION, INC.

By: /s/T.S.
Name: Teresa Sparks
Title: CFO

Counterparty Reference Number: